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Exhibit (m)(6)(ii)

October 1, 2022

Voya Equity Trust

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re: Waiver of Fee Payable under the Third Amended and Restated Shareholder Service and Distribution Plan for the Class R Shares

Ladies and Gentlemen:

By this letter dated October 1, 2022, we have agreed to waive a portion of the distribution fee payable to us under the Third Amended and Restated Shareholder Service and Distribution Plan for Class R Shares of Voya Large Cap Value Fund (the "Fund"), a series of Voya Equity Trust ("VET"), in an amount equal to 0.05% of the average daily net assets attributable to Class R Shares of the Fund, for the period from October 1, 2022 through October 1, 2023. As waived, the effective distribution fee rate for this Fund is 0.20%.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of VET.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

October 1, 2022

Please indicate your agreement to this reduction in fee for the aforementioned Fund by signing below where indicated.

Very sincerely,

By: /s/ Andrew K. Schlueter

Name: Andrew K. Schlueter

Title: Senior Vice President

Voya Investments Distributor, LLC

ACCEPTED AND AGREED TO:

Voya Equity Trust

By: /s/ Kimberly A. Anderson

Name: Kimberly A. Anderson

Title: Senior Vice President, Duly Authorized